                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [_] Preliminary Proxy Statement
                                           [_] Confidential, For Use of the
                                               Commission Only (as
                                               permitted by Rule 14a-
                                               6(e)(2))

  [X] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  CORE, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.
  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------

  (5) Total fee paid:

  ----------------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials:

  ----------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  ----------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement no.:

  ----------------------------------------------------------------------------

  (3) Filing Party:

  ----------------------------------------------------------------------------

  (4) Date Filed:

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


                                     LOGO

                                  CORE, INC.
         18881 VON KARMAN AVENUE, SUITE 1750 IRVINE, CALIFORNIA 92612

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 25, 1997

                               ----------------

  The Annual Meeting of Stockholders of CORE, INC. (the "Company") will be held at the Hyatt Regency, 17900 Jamboree Boulevard, Irvine, California on Wednesday, June 25, 1997 at 10:00 A.M., local time, for the following purposes:

  1. To elect two Class III Directors to the Board of Directors of the Company to serve for a three year term until the 2000 annual meeting of stockholders and until their successors are duly elected and qualified; and

  2. To transact such other business as may properly come before the meeting.

  The stock transfer books will not be closed but only stockholders of record at the close of business on May 13, 1997 will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          William E. Nixon,
                                          Clerk

May 22, 1997

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                     LOGO

                                  CORE, INC.
                      18881 VON KARMAN AVENUE, SUITE 1750
                           IRVINE, CALIFORNIA 92612

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        PROXY SOLICITATION AND EXPENSE

  The accompanying proxy is solicited by the Board of Directors of CORE, INC. ("CORE" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 25, 1997, at 10:00 A.M., local time, at the Hyatt Regency, 17900 Jamboree Boulevard, Irvine, California. Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to exercise thereof by notice in writing received by the Clerk of the Company, by executing a later dated proxy, or by attending the meeting and voting in person. It is expected that proxy solicitation materials will be mailed to stockholders on or about May 22, 1997.

  The expense of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation by mail, some solicitations may be made by employees or agents of the Company by mail, telephone or personal interview.

                         OUTSTANDING VOTING SECURITIES

  On May 13, 1997, there were 7,220,178 shares of Common Stock, par value $0.10 per share, of the Company ("Common Stock") outstanding, each of which is entitled to one vote. Only holders of record at the close of business on May 13, 1997 (the "Record Date") will be entitled to vote at the meeting.

  The presence, either in person or by proxy, of the holders of a majority of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting.

  Abstentions and broker non-votes are each included in calculating the number of shares present and voting for purposes of determining quorum requirements. Abstentions are counted in tabulating the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                        ELECTION OF CLASS III DIRECTORS

  Shares represented by the enclosed proxy will, unless otherwise directed, be voted to elect the nominees listed below to serve as Class III Directors for a three year term until the 2000 annual meeting of stockholders and until their successors are duly elected and qualified. In the event of a vacancy in the list of nominees, the holders of the enclosed proxy will vote for the election of a nominee acceptable to a majority of the members of the Board of Directors. Management is not aware of any nominee who will be unable or unwilling to stand for election or serve if elected.

      NAME                                   AGE                               DIRECTOR SINCE
      ----                                   ---                               --------------
      George C. Carpenter IV                  38                                    1995
      Craig C. Horton                         42                                    1995

  Assuming a quorum is present, the two persons receiving the two highest totals of votes cast in favor of his or her election will be elected as Class III Directors.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth certain information with respect to the directors and executive officers of the Company.

   NAME                    AGE                     POSITION
   ----                    ---                     --------
George C. Carpenter IV...   38 Chairman of the Board of Directors and Chief
                                Executive Officer
Craig C. Horton..........   42 Director, President and Chief Operating Officer
William E. Nixon.........   36 Executive Vice President, Chief Financial
                                Officer, Treasurer and Clerk
Fredric L. Sattler.......   52 Executive Vice President
Ophelia Galindo..........   39 Corporate Vice President, Product Management and
                                Technical Development
Leslie Alexandre,           39 Director
 Dr.P.H.(1)..............
Stephen C. Caulfield(1)..   56 Director
Richard H. Egdahl, M.D.,    70 Director
 Ph.D.(2)................
John Pappajohn(1)(2).....   68 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  The Company's Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The term of the Class I Directors (presently Dr. Alexandre and Mr. Caulfield) expires in 1998; the term of the Class II Directors (presently Dr. Egdahl and Mr. Pappajohn) expires in 1999; and the term of the Class III Directors (presently Mr. Carpenter and Mr. Horton) expires in 1997. At each annual meeting of stockholders, directors are elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

  George C. Carpenter IV was appointed a Class III Director and was elected the Chairman of the Board of Directors and Chief Executive Officer of the Company by the Board effective with the Company's March 24, 1995 merger involving Core Management, Inc. (the "CMI/PRA Merger"). Mr. Carpenter served as the Chief Executive Officer and a Director of Core Management, Inc., a Delaware corporation ("CMI") and now a wholly-owned subsidiary of the Company, since its formation in 1990. In addition, Mr. Carpenter served as the Chairman, Chief Executive Officer, Secretary and a Director of Core Management, Inc., a California corporation and wholly-owned subsidiary of CMI ("CMI-California"), from its formation in 1990. As a result of the reorganization of CMI-California and Integrated Behavioral Health, a California corporation and wholly-owned subsidiary of CMI ("IBH") in March 1993, Mr. Carpenter was appointed as a director of IBH. From 1988 to 1990, Mr. Carpenter served as a Vice President, Operations of The Health Data Institute, Inc., a provider of utilization review, case management and analytic services and a developer of related software, a subsidiary of Baxter International, Inc.

  Craig C. Horton was appointed a Class III Director in March 1995 effective with the CMI/PRA Merger, and was elected the President and Chief Operating Officer of the Company by the Board on March 30, 1995.

Mr. Horton served as the President and a Director of CMI and CMI-California from their respective formations in 1990, and also served as the acting Chief Financial Officer of CMI from 1994 to 1995. In December 1994, Mr. Horton was named as a Director and Chief Executive Officer of IBH. From 1988 to 1990, Mr. Horton was Vice President, Operations of The Health Data Institute, Inc., a subsidiary of Baxter International, Inc.

  William E. Nixon is the Executive Vice President, Chief Financial Officer, Treasurer and Clerk of the Company. Mr. Nixon joined the Company in December 1988 as Controller. In June 1989, Mr. Nixon became Assistant Treasurer; in September 1990, he was elected Vice President, Finance and Administration; in September 1991, he assumed his position as Treasurer. In December 1993, Mr. Nixon was elected Chief Financial Officer of the Company. In December 1994, Mr. Nixon was elected Executive Vice President and in March 1995, he was elected Clerk. Prior to his employment with the Company, from 1985 to 1988, Mr. Nixon served as a Senior Accountant at Gray, Gray and Gray, a public accounting firm.

  Fredric L. Sattler became an Executive Vice President of the Company in January 1996. Prior to his employment with the Company, Mr. Sattler was employed as Vice President of National Benefit Resources of Minneapolis, Minnesota in 1995 and as Vice President of NovaCare of King of Prussia, Pennsylvania from 1994 to 1995. From 1981 to 1994 Mr. Sattler held various offices with Northwestern National Life Insurance Co. (now known as Reliastar Financial Corp.) and its affiliates, including Vice President of Health Care Management (1987 to 1994) and President and Chief Executive Officer (1991 to
1994) of NWNL Health Management Corp., a health management organization (HMO) management company, wholly-owned by Northwestern National Life Insurance Co.

  Ophelia Galindo was elected the Corporate Vice President, Product Management and Technical Development of the Company by the Board on March 30, 1995. Formerly, Ms. Galindo was employed by The Health Data Institute, a subsidiary of Baxter International, Inc., beginning in April 1986 as a consultant; in June 1994, Ms. Galindo was promoted by CMI to be its Vice President, Disability Analysis.

  Leslie Alexandre, Dr.P.H. was appointed a Class I Director in March 1995, effective with the CMI/PRA Merger, and was elected a Class I Director by the Company's stockholders in July 1995. Formerly, Dr. Alexandre served as a director of CMI from 1993 to 1995. Since February 1995, Dr. Alexandre has been the Vice President, Corporate Affairs for OncorMed, Inc., a provider of genetic testing and information services for the early detection and management of cancer. From 1992 to 1995, Dr. Alexandre was employed as Government Affairs Representative, Health Policy for EDS, Inc., an information technology company. Prior to joining EDS in 1992, Dr. Alexandre was Senior Health Legislative Assistant for United States Senator David Durenberger. From January 1990 until the death of U.S. Senator John Heinz in April 1991, she served as Professional Staff on the Senate Special Committee on Aging. Prior to 1990, Dr. Alexandre was an independent health care consultant.

  Stephen C. Caulfield was appointed a Class I Director by the Board effective December 1994, and was elected a Class I Director by the Company's stockholders in July 1995. Effective February 1, 1997, Mr. Caulfield is the Chairman of The Chickering Group, a student health insurance company. Prior to this position, Mr. Caulfield was a Managing Director of William M. Mercer, Incorporated, a management consulting firm, where he had specialized in health care issues since 1987. Mr. Caulfield has more than 30 years of experience in the health care field, having previously been employed as a faculty member and Assistant Dean of the Albert Einstein College of Medicine in New York, as the Director of Health Affairs and Regional Operations for the United Mine Workers Multi-Employer Trust, and as the President and Chief Executive Officer of Government Research Corporation, a consulting firm previously located in Washington, D.C. (subsequently acquired by Hill and Knowlton).

  Richard H. Egdahl, M.D., Ph.D. has been a director since 1985, and was re-elected a Class II Director by the Company's stockholders in 1996. Dr. Egdahl is the Alexander Graham Bell Professor of Health Care Entrepreneurship at Boston University. He was director of the Boston University Medical Center and academic Vice President for health affairs at Boston University from 1973 to July 1996. A surgeon by training, Dr. Egdahl is professor of surgery at Boston University School of Medicine (chairman 1964-73), in addition to professor of public health in the Boston University School of Public Health and professor of management in the Boston University School of Management. He is a University Professor at Boston University and established the Boston University Health Policy Institute in 1975 and is its director. Dr. Egdahl is a Trustee of the Pioneer Group of Mutual Funds, a director of HPR, Inc. (a developer of health care software and database products), a Trustee of Boston Medical Center and a member of the Institute of Medicine of the National Academy of Sciences.

  John Pappajohn was appointed a Class II Director in March 1995 effective with the CMI/PRA Merger and was re-elected a Class II Director by the Company's stockholders in 1996. Formerly, Mr. Pappajohn was a director of CMI from its formation in 1990 to 1995; Mr. Pappajohn served on the Board of Directors of Integrated Behavioral Health, a California corporation ("IBH"), from 1991 to the time of its acquisition by CMI in 1993. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital fund, and President of Equity Dynamics, Inc., a financial consulting firm in Des Moines, Iowa. Mr. Pappajohn serves as a Director of the following public companies: Care Group, Inc., Drug Screening Systems, Inc., Fuisz Technologies Ltd., GalaGen, Inc., HealthDesk Corporation, OncorMed, Inc., PACE Health Management Systems, Inc. and Patient InfoSystems, Inc.

  Based solely on a review of Forms 3, 4, and 5 (and amendments thereto) furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 (the "Exchange Act") during and with respect to its most recent fiscal year, as well as written representations furnished to the Company by reporting persons with respect to the necessity of filing Form 5s, all persons subject to Section 16 of the Exchange Act with respect to the Company have filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

  During 1996, there were ten meetings of the Board of Directors of the Company. In 1996, each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and of all meetings held by all committees of the Board on which such a director served.

  The Board of Directors of the Company has a standing Audit Committee and a standing Compensation Committee.

  The members of the Audit Committee are Richard H. Egdahl and John Pappajohn. The Audit Committee met twice in 1996. The duties of the Audit Committee include recommending the independent auditors to be selected; reviewing and making a determination as to the independence of the auditors; reviewing and approving any significant change in the scope of audit work; reviewing the conduct and results of the audit by the independent auditors; reviewing actions taken by or proposed by management as a result of recommendations made by the independent auditors; and reviewing any memorandum prepared by the independent auditors and referring any such memorandum to the Board of Directors with the Committee's recommendations, if any, as to the appropriate action to be taken.

  The members of the Compensation Committee are Leslie Alexandre, Stephen C. Caulfield and John Pappajohn. The Compensation Committee met three times in 1996. The duties of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to outstanding or proposed employment agreements or arrangements, to review and make recommendations to the Board of Directors with respect to any proposed payment or grant by the Company for salaries, bonuses, incentive payments, stock options, or any other remuneration to any officer or director of the Company. The Compensation Committee also serves as the administrator of the Company's 1991 Stock Option Plan under which grants of stock options are made to employees and others.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid or accrued by the Company and its subsidiaries to each of its officers who was either the chief executive officer, or an executive officer whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year (the "Named Executive Officers") for the fiscal years ended December 31, 1996, 1995 and 1994. Although only principal capacities are listed, the compensation figures include all compensation received in any capacity, for services rendered during the fiscal years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                       ANNUAL COMPENSATION                 AWARDS
                             ------------------------------------------ ------------
                                                                         SECURITIES
                                                         OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY($) BONUS($) COMPENSATION($)  OPTIONS(#)  COMPENSATION($)
---------------------------  ----    --------- -------- --------------- ------------ ---------------
George C. Carpenter IV...    1996     166,645   10,000                     50,000
 Chairman of the Board of    1995(1)  146,249                              95,000
 Directors and Chief
  Executive                  1994(1)  112,028                9,433(2)                     1,541
 Officer
Craig C. Horton..........    1996     158,196   10,000                     50,000
 Director, President and     1995(1)  136,342                              95,000
 Chief Operating Officer     1994(1)  108,821                7,718(2)                       156
William E. Nixon.........    1996     143,233               71,796(3)      24,000
 Executive Vice
  President,                 1995     127,000                              56,750
 Chief Financial Officer,    1994      82,271    6,000
 and Treasurer
Fredric L. Sattler(4)....    1996     146,100                                            45,000(5)
 Executive Vice President    1995                                          75,000
Ophelia Galindo..........    1996     110,932                              12,000
 Corporate Vice President    1995      88,635                              12,000
                             1994      61,241

--------
(1) Prior to the March 1995 merger involving the Company and Core Management, Inc. (the "CMI/PRA Merger"), Mr. Carpenter and Mr. Horton were officers and employees of Core Management, Inc. The compensation amounts for Mr. Carpenter and Mr. Horton in this table for periods prior to the CMI/PRA Merger were paid by Core Management, Inc.
(2) Represents interest paid to the named executive officer with respect to certain loans made by the named executive officer to CMI or its subsidiaries.
(3) Represents relocation expenses incurred as well as additional amounts paid to Mr. Nixon to reimburse him for income taxes payable by him with respect to such relocation costs.
(4) Mr. Sattler joined the Company in January 1996 pursuant to employment arrangements agreed to in December 1995.
(5) Represents a one-time bonus agreed to by the Company in December 1995 in conjunction with the hiring of Mr. Sattler.

  The following two stock option tables summarize option grants and exercises during 1996 for the Named Executive Officers, and the values of options granted during 1996 and held by such persons at December 31, 1996.

OPTION GRANTS IN 1996

                                        INDIVIDUAL GRANTS
                          ----------------------------------------------
                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                          NUMBER OF       % OF                            AT ASSUMED ANNUAL
                          SECURITIES     TOTAL                             RATES OF STOCK
                          UNDERLYING    OPTIONS                          PRICE APPRECIATION
                           OPTIONS     GRANTED TO   EXERCISE             FOR OPTION TERM(2)
                           GRANTED    EMPLOYEES IN   PRICE    EXPIRATION -------------------
   NAME                      (#)     FISCAL YEAR(1)  ($/SH)      DATE      5%($)    10%($)
   ----                   ---------- -------------- --------  ----------  -------  ---------
George C. Carpenter IV..    50,000        14.3%     $12.25(3) 3/29/2001    169,221   373,936
Craig C. Horton.........    50,000        14.3%     $12.25(3) 3/29/2001    169,221   373,936
William E. Nixon........    24,000         6.8%     $12.25(3) 3/29/2001     81,226   179,489
Ophelia Galindo.........    12,000         3.4%     $12.25(3) 3/29/2001     40,613    89,745

--------
(1) The Company granted a total of 349,589 options to its employees and consultants in 1996.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the Common Stock to date.
(3) On March 28, 1997, all outstanding stock options with exercise prices in excess of $6.25 per share (the fair market value of the Company's common stock as quoted by the Nasdaq National Market on the date of repricing) were repriced to $6.25.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                             SECURITIES       VALUE OF
                                                             UNDERLYING      UNEXERCISED
                                                             UNEXERCISED    IN-THE-MONEY
                                                             OPTIONS AT      OPTIONS AT
                                                             YEAR END(#)   YEAR END($)(1)
                                                            ------------- -----------------
                          SHARES ACQUIRED                   EXERCISABLE/    EXERCISABLE/
   NAME                   ON EXERCISE(#)  VALUE REALIZED($) UNEXERCISABLE   UNEXERCISABLE
   ----                   --------------- ----------------- ------------- -----------------
George C. Carpenter IV..          0               N/A       48,000/97,000 $213,750/$320,625
Craig C. Horton.........          0               N/A       48,000/97,000 $213,750/$320,625
William E. Nixon........        500             3,125       40,300/40,450 $200,473/$119,993
Fredric L. Sattler......          0               N/A       30,000/45,000       $0/$0
Ophelia Galindo.........          0               N/A        7,200/16,800  $27,000/$40,500

--------
(1) Based upon the closing price of $8.75 per share for the Company's Common Stock as quoted by the Nasdaq National Market on December 31, 1996.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee has provided the following report:

  The Compensation Committee of CORE, INC. (the "Committee") is responsible for implementing the Company's philosophy of structuring all executive compensation packages to enable the Company to attract and retain qualified executives and to motivate such individuals to maximize their efforts on behalf of the Company. The Committee reviews and establishes the compensation of the Company's executive officers. The Committee also serves as administrator of the Company's 1991 Stock Option Plan, under which grants of stock options have been made to executive officers and others.

  The Committee establishes compensation packages for the Company's executive officers by following a policy of basing each executive's compensation upon such executive's individual performance and contribution to the development and financial success of the Company. In addition, when determining the baseline for executives' compensation packages, the Committee considers the compensation packages provided by companies within its industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent.

  In order to have a portion of each executive officer's compensation contingent upon the Company's performance, executive officers' compensation packages include grants of stock options to purchase shares of the Company's common stock. The stock option grants are designed to align the interest of each executive officer with the Company's stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Stock option grants to executive officers have exercise prices equal to the fair market value at grant and vest in installments over a period of years, conditional upon the executive officer's continued service with the Company. Therefore, the stock options will provide a value to the executive officer only if the executive officer remains in service with the Company during the vesting period.

  The Compensation Committee may also consider awarding performance-based cash bonuses to executive officers, from time to time. Cash bonuses totaling $20,000 were awarded to executive officers in 1996.

  In establishing salaries for 1996 for the Company's executive officers, the Compensation Committee considered the following factors: experience, personal performance, development and implementation of short term and long term planning objectives, the salary levels for similar positions within the industry in which the Company competes and in other industries, and company-wide salary compatibility. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate.

  To provide long term incentive compensation to the Company's executive officers, in March 1996 several executive officers were granted stock options which vest over five years. The factors in granting these stock options included the following: the officer's position with the Company, the officer's salary, the size of comparable awards made to individuals in similar positions within the industry, the officer's increased responsibility as a result of the growth of the Company's operations and the officer's personal performance in recent periods. A total of 136,000 stock options were granted to the Company's executive officers in 1996.

  In applying the above factors in establishing the compensation for 1996 for George C. Carpenter IV, the Company's Chief Executive Officer, the Compensation Committee sought to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and to make a significant percentage of Mr. Carpenter's total compensation contingent upon the Company's performance.

  The Committee reviewed and approved Mr. Carpenter's compensation package during 1996. After considering the compensation factors outlined above, pursuant to which Mr. Carpenter's compensation package, like those of all other executive officers, is determined, the Committee believes that Mr. Carpenter's compensation for 1996 was reasonable. The Committee believes that Mr. Carpenter's annual base salary of $175,000, cash bonus of $10,000 and grant of options to purchase 50,000 shares of Common Stock of the Company which equally vest over five years and had an exercise price equal to the market price on the date of grant were consistent with the Committee's goal of making a significant percentage of Mr. Carpenter's total compensation contingent upon the Company's performance and Mr. Carpenter's continuing services to the Company.

                                          The Compensation Committee of CORE,
                                           INC.
                                            Leslie Alexandre
                                            Stephen C. Caulfield
                                            John Pappajohn

COMPENSATION OF NON-EMPLOYEE DIRECTORS

  The Company's 1991 Stock Option Plan provides that non-employee directors of the Company receive grants of stock options pursuant to a formula for their services as directors. Effective March 1995, pursuant to such formula, each non-employee director was granted 19,500 options to purchase Common Stock. The options vest quarterly, over three years (1,625 shares per quarter), subject to continued service as a director. The formula was revised in November 1995 and the number of options vesting quarterly over three years was increased from 1,625 per quarter to 3,000 per quarter.

  Mr. Pappajohn and Mr. Caulfield also received options from the Company for other services rendered in 1996. See "Certain Transactions" below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company entered into an employment agreement with William E. Nixon, the Company's Executive Vice President and Chief Financial Officer, effective as of November 19, 1993, which has an initial one year term and is automatically renewed on an annual basis unless written notice of non-renewal is delivered prior to the scheduled date. Pursuant to the agreement, Mr. Nixon is entitled to receive compensation and fringe benefits for a period of six months if his employment is terminated without cause by the Company, and for a period of nine months if his employment is terminated by the Company within one year of any change of control of the Company.

PERFORMANCE GRAPH

  The graph below compares the cumulative stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 1996 with the cumulative total return on the Nasdaq Health Services Index and the Nasdaq Total Return Index (US) over the same period (assuming the investment of $100 in each of the Company's Common Stock, the Nasdaq Health Services Index and the Nasdaq Total Return Index (US) on December 31, 1991). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   AMONG THE COMPANY'S COMMON STOCK, NASDAQ HEALTH SERVICES INDEX AND NASDAQ
                            TOTAL RETURN INDEX (US)


                       [COMPARISON CHART APPEARS HERE]


                                      1991    1992   1993   1994   1995   1996
                                     ------- ------ ------ ------ ------ ------
CORE, INC. Common Stock............. $100.00 $47.83 $44.57 $30.43 $73.91 $76.09
Nasdaq Health Services Index........  100.00 103.60 119.52 128.24 162.89 163.11
Nasdaq Total Return Index (US)......  100.00 116.38 133.59 130.59 184.67 227.16

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 31, 1997, regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company identified in the Summary Compensation Table set forth herein; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the persons listed below is in care of CORE, INC., 18881 Von Karman Avenue, Irvine, California 92612.

                                              NUMBER OF SHARES
    NAME                                   BENEFICIALLY OWNED (1) PERCENT OWNED
    ----                                   ---------------------- -------------
Fiduciary Trust Co. International........          783,600(2)         10.9%
 Two World Trade Center
 New York, New York 10048
Warburg, Pincus Counsellors, Inc.........          754,200(3)         10.4%
 466 Lexington Avenue
 New York, New York 10017
Mellon Bank Corporation..................          724,000(4)         10.0%
 One Mellon Bank Center
 Pittsburgh, Pennsylvania 15258
John Pappajohn...........................          471,969(5)          6.4%
Craig C. Horton..........................          437,264(6)          5.9%
George C. Carpenter......................          410,595(7)          5.6%
Richard H. Egdahl, M.D., Ph. D...........          149,426(8)          2.1%
Stephen C. Caulfield.....................          102,276(9)          1.4%
William E. Nixon.........................           81,441(10)         1.1%
Fredric L. Sattler.......................           77,000(11)         1.1%
Leslie Alexandre.........................           38,575(12)           *
Ophelia Galindo..........................           26,890(13)           *
All directors and executive officers as a        1,795,436(14)        22.3%
 group (9 individuals)...................


--------
*Less than one percent.
(1) Except as otherwise indicated, represents sole voting and investment power.
(2) Based on Schedule 13G, dated January 28, 1997. Includes 125,000 shares with shared voting power and 10,000 shares with shared disposition power.
(3) Based on Schedule 13G, dated January 9, 1997. Includes 31,400 shares with shared voting power.
(4) Based on Schedule 13G, dated March 10, 1997. Includes 700,000 shares with shared disposition power.
(5) Includes 70,200 shares owned by Mr. Pappajohn's wife, 40,200 shares owned by an entity owned by Mr. Pappajohn's wife (Mr. Pappajohn disclaims beneficial ownership of such 110,400 shares); also includes 26,800 shares issuable to Mr. Pappajohn pursuant to a warrant and 178,575 shares issuable to Mr. Pappajohn pursuant to options (9,000 of which remain subject to future vesting).
(6) Includes 1,000 shares held by Mr. Horton as custodian for Mr. Horton's son and 145,000 shares issuable to Mr. Horton pursuant to options (87,000 of which remain subject to future vesting).
(7) Includes 265,595 shares held jointly by Mr. Carpenter and his wife and 145,000 shares issuable to Mr. Carpenter pursuant to options (87,000 of which remain subject to future vesting).
(8) Includes 42,275 shares issuable to Dr. Egdahl pursuant to options (9,000 of which remain subject to future vesting).
(9) Includes 15,000 shares owned by Mr. Caulfield's wife and 61,875 shares issuable to Mr. Caulfield pursuant to options (9,000 of which remain subject to future vesting).

(10) Includes 500 shares held jointly by Mr. Nixon and his wife and 80,750 shares issuable to Mr. Nixon pursuant to options (35,450 of which remain subject to future vesting).
(11) Includes 75,000 shares issuable to Mr. Sattler pursuant to options (45,000 of which remain subject to future vesting).
(12) Includes 38,575 shares issuable to Dr. Alexandre pursuant to options (9,000 of which remain subject to future vesting).
(13) Includes 24,000 shares issuable to Ms. Galindo pursuant to options (14,400 of which remain subject to future vesting).
(14) Includes 817,850 shares issuable pursuant to a warrant and options (304,850 of which remain subject to future vesting).

                             CERTAIN TRANSACTIONS

  Pursuant to a consulting arrangement between Mr. Pappajohn and the Company, the Board of Directors granted Mr. Pappajohn an option to purchase 100,000 shares of the Company's common stock in April 1995. This option was vested 50% at the date of grant, and became fully vested in April 1996, based upon Mr. Pappajohn's provision of consulting services to the Company during such one-year period. The option has a five year term and an exercise prices of $3.13 per share (the fair market value of the Company's common stock as quoted on the Nasdaq National Market on the date of grant).

  In March 1996, Stephen Caulfield and John Pappajohn, directors of the Company, were each granted an option to purchase 40,000 shares of the Company's common stock for consulting services. The options have a five year term and an exercise price of $12.25 per share (the fair market value of the Company's common stock as quoted on the Nasdaq National Market on the date of grant). These options were repriced on March 28, 1997 to $6.25 (the fair market value of the Company's common stock as quoted on the Nasdaq National Market on the date of repricing).

  In June 1996, at the request of the Company, Mr. Nixon, Executive Vice President, Chief Financial Officer and Treasurer, relocated his principal residence to California. In connection with this requested relocation, the Company loaned Mr. Nixon $74,000 for the purpose of enabling him to relocate and purchase a home. The loan bears interest at the lowest rate required to avoid the imputation of interest.

                                 ANNUAL REPORT

  A copy of the Company's 1996 Annual Report accompanies this Proxy Statement, but does not constitute part of the proxy solicitation materials.

  ANY PERSON FROM WHOM PROXIES FOR THIS MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS THEREIN AND THE RELATED SCHEDULES, BY WRITTEN REQUEST ADDRESSED TO WILLIAM E. NIXON, TREASURER, CORE, INC., 18881 VON KARMAN AVENUE, SUITE 1750, IRVINE, CALIFORNIA 92612. ANY SUCH REQUEST FROM A BENEFICIAL OWNER OF STOCK NOT REGISTERED IN HIS OR HER NAME MUST CONFIRM THAT HE OR SHE WAS A BENEFICIAL OWNER OF SUCH STOCK ON MAY 13, 1997.

                RELATIONSHIP WITH CERTIFIED PUBLIC ACCOUNTANTS

  The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1996. A representative of Ernst & Young LLP is expected to be present at the stockholders' meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders. The Board of Directors of the Company have requested that the Audit Committee recommend an accounting firm to serve as the Company's independent auditors for 1997.

  During the Company's three most recent fiscal years, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of Ernst & Young LLP would have caused the firm to make a reference to the subject matter of the disagreement in connection with its report.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company at CORE, INC., 18881 Von Karman Avenue, Suite 1750, Irvine, California 92612 on or before January 22, 1998.

                                OTHER BUSINESS

  It is not anticipated that any business except that described in this Proxy Statement will be brought before the meeting. Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on such business.

[X]

--------------------------------------------------------------------------------
                                  CORE, INC.
--------------------------------------------------------------------------------


RECORD DATE SHARES:

                                               ---------------------------------
Please be sure to sign and date this Proxy.     Date
--------------------------------------------------------------------------------

---------------Stockholder sign here--------------Co-owner sign here------------

1. The proposal to elect the following nominees as Class III Directors:

                 George C. Carpenter IV                     With-   For All
                 Craig C. Horton                   For      hold    Except
                                                   [_]      [_]      [_]


If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

                                                   For      Against  Abstain
                                                   [_]        [_]      [_]

Mark box at right if an address change or comment has been noted on the reverse side of this card.
                                                                             [_]


                                  CORE, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

PLEASE MARK THE BOXES ON THIS PROXY CARD TO INDICATE HOW YOUR SHARES WILL BE VOTED. THEN SIGN THE CARD, DETACH IT AND RETURN YOUR PROXY VOTE IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Your vote must be received prior to the Annual Meeting of Stockholders, June 25, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

CORE, INC.

PROXY                             CORE, INC.                               PROXY
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 25, 1997

The undersigned hereby appoints George C. Carpenter IV and Craig C. Horton, or any one or more of them, as proxy or proxies of the undersigned, with full power of substitution, to vote at the Annual Meeting of Stockholders of CORE, INC., to be held on Wednesday, June 25, 1997, at 10:00 a.m., local time, at the Hyatt Regency, 17900 Jamboree Boulevard, Irvine, California, and at any and all adjournments thereof, according to the number of votes that the undersigned would be entitled to vote and with all powers the undersigned would possess if personally present at said meeting. The following purposes, for which this proxy may be exercised, are set forth in the Notice of the Annual Meeting of Stockholders, and are more fully described in the Proxy Statement.

The undersigned hereby ratifies and confirms all that said proxy or proxies may do by virtue hereof. The proxies are authorized to vote in their discretion with respect to matters not known or determined at the date of the Proxy Statement. A majority of said proxies as shall be present and acting at the meeting shall have or may exercise all of the powers of proxies hereunder or, if only one be present and acting, then that one shall have and may exercise all of said powers. Receipt of the Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED HEREIN.

--------------------------------------------------------------------------------
                                  IMPORTANT:
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                   COMPANY.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

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